UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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[_] Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Bruce A. Toth, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601-9703 (312) 558-5723	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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Superior Industries International, Inc., a California corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). In connection with its 2015 Annual Meeting, Superior has filed a revised definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 27, 2015.

Annual CEO Letter to Shareholders

Attached hereto is a copy of a letter from Donald J. Stebbins, Superior’s President and Chief Executive Officer, to Superior’s shareholders that has been incorporated into Superior’s 2014 Annual Report. The Annual Report is being mailed to shareholders beginning on March 30, 2015 along with Superior’s definitive proxy materials, including the WHITE proxy card. As previously disclosed, GAMCO Asset Management Inc. is pursuing a proxy contest to elect three nominees to the Superior Board of Directors at the 2015 Annual Meeting to be held at The Westin Hotel, 1500 Town Center, Southfield, Michigan 48075 on Tuesday, May 5, 2015, at 9:30 a.m. Eastern Time. The record date for determining those shareholders eligible to receive notice of, and to vote at, the 2015 Annual Meeting is March 9, 2015.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior's Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (248) 352-3700, or by contacting Superior's proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

Dear Fellow Shareholders:

2014 was an important year for our Company. We made significant progress during the year, strengthening the foundation of Superior and thereby entering 2015 in a stronger position, poised to build upon our strategic investments.

Most importantly, since joining Superior in May of 2014, I’ve been encouraged by the trust placed in us by our customers and the hard work and dedication of our employees. We fully recognize that we still have much more to accomplish. Our operating results in 2014 were below expectations, impacted by lower unit volumes and near-term restructuring costs. Despite these headwinds, we made significant progress towards our five strategic priorities:

•	Improving our global competitiveness
•	Evaluating opportunities for growth and value creation
•	Expanding our process and product innovation and technology
•	Balancing our capital allocation and,
•	Improving our investor communication

Improving Our Global Competitiveness

We enhanced our manufacturing footprint by closing a high-cost facility and starting production in a new facility in Mexico. Along with disciplined operational investments, we strengthened our Board of Directors and management team, maintained a strong balance sheet and most recently began relocating our corporate headquarters. The following paragraphs outline these items in more detail:

We reached an important milestone in the fourth quarter of 2014 with the successful launch of our new manufacturing facility in Mexico, which significantly augments our manufacturing operations and advances our long-term strength and market position. Importantly, this new plant has been a multi-year investment which was completed on-time and on budget. We began shipments from this plant of basic wheel models in the fourth quarter of 2014 ahead of our original schedule and will begin shipping our full range of wheels by the end of the first quarter of 2015. We will continue ramping up production at our new facility throughout the year and expect to reach full capacity by the end of 2015.

The infrastructure of the new facility was sized to allow for the future expansion of up to an additional 500,000 wheels per year. We have already begun to expand the capacity, which will enhance our capabilities to serve our customers from this very cost-efficient facility. When the expansion is complete, this one facility will have the capacity to produce approximately 2.5 million wheels per year. It is important to note that across our five facilities, we now have more than three times the wheel manufacturing capacity in North America than any other company.

As part of our restructuring efforts, we closed our facility in Rogers, Arkansas. The closure was a difficult but necessary move that underscores our commitment to become more efficient, more profitable, and an operationally stronger organization. In the second half of 2014, we successfully transitioned production from this facility, to our other more cost-efficient facilities. We appreciate the cooperation of our customers during this time of transition. A portion of the machinery and equipment from our facility in Rogers will continue to be redeployed to enhance production and add capacity at other Superior facilities in a capital efficient manner.

During the past 10 months, we strengthened our Board of Directors. In August we added Paul Humphries, President of High Reliability Solutions at Flextronics International Ltd. and in December, we added Jack Hockema, Chairman and CEO of Kaiser Aluminum Corporation. I would also like to acknowledge Phil Coburn, who after 25 years of exemplary service will be stepping down from our Board at the upcoming annual shareholder meeting. On behalf of everyone at Superior, I’d like to thank Phil for his extraordinary contributions to our Company. He will be missed.

We’ve strengthened our management team as well. More than half of my direct reports have been hired within the past 12 months and I’m confident in our ability to execute our strategy with this experienced and dynamic team. Most recently, we have decided to transfer our corporate headquarters to Southfield, Michigan. This move puts us in the heart of the automotive industry in North America, enhancing our ability to better serve and develop closer relationships with our customers.

Evaluating Opportunities for Growth and Value Creation

At Superior, we believe that organic investments, joint-ventures and acquisitions will continue to be important elements that underpin our strategy to drive profitable growth. In 2014, we made key strategic decisions that positioned us well to continue to evaluate such opportunities. In addition to making appropriate capital investments and maintaining a solid balance sheet, during the year we also established a $100 million revolving credit facility that will give us the necessary flexibility to pursue attractive opportunities in order to further enhance shareholder value.

Expanding Our Process and Product Innovation and Technology

Innovation was, and always will be, a cornerstone of Superior’s success. We are continuously working with our customers and investing to improve our products to further strengthen and differentiate Superior in our competitive industry. One example of this is our two new wheel patents filed in the fourth quarter, which are the first two aluminum wheel patents for our Company. Our customers place great value on our quality, innovation and collaboration and we maintain a rigorous focus on becoming the best aluminum wheel supplier in the world.

Balancing Our Capital Allocation

We’ve made significant investments to optimize our overall cost structure and maximize operational efficiencies but still remain in a strong financial position to execute on our capital allocation strategy. For the year, Superior returned over $40 million to shareholders through dividend payments and share repurchases and in October, 2014 a new share repurchase program of up to $30 million was approved by our Board of Directors. In addition to returning cash to shareholders, we are also committed to opportunistically pursuing strategic acquisitions that have the potential to generate growth with attractive returns.

Improving Our Investor Communication

Improving our communication with the investment community is an area of strategic focus for our Company. We provided our first ever annual earnings guidance in January, which signifies an important first step in improving our investor communications. As we move through the year, we will be actively engaging with investors to raise awareness of our Company with a goal to improve the way the Company is perceived as an investment opportunity.

Outlook

Looking further into 2015, we remain focused on executing our strategic priorities to drive shareholder value. We are confident that our investments in the business combined with our focus on operational excellence will allow us to expand our profitability and reach our stated goal of double-digit EBITDA margins by 2017.

As of this writing, market conditions in the North American automotive market remain stable. Our new capacity in Mexico coupled with the closing of a higher cost facility will improve our profitability and competitive position, aiding our ability to grow sales volume levels. Our focus on efforts to increase the value of our products and services for our customers also are targeted to strengthen our market and competitive position.

On behalf of the Board of Directors and management team, I would like to thank our employees for their passion in serving our customers and positioning our Company for future success. Together, we look forward to advancing our strategy and driving value for our partners, customers, employees and suppliers.

Lastly, I want to personally thank all of you, our shareholders, for your support and confidence in our business. We will continue working diligently to enhance our value proposition, and will make prudent investments to support our strategy while maintaining our focus on operational execution. We strongly believe that our strategic plan is the best way to unlock shareholder value and provide for profitable growth for the Company positioning us for success in 2015 and beyond.

Sincerely,

/s/ Donald J. Stebbins

Donald J. Stebbins

President and Chief Executive Officer